EXHIBIT 3.1
CERTIFICATE OF ELIMINATION OF THE
7.25% MANDATORY CONVERTIBLE PREFERRED STOCK
OF
ROYAL GOLD, INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Royal Gold, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     1. Pursuant to the provisions of Section 103 and Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Restated Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board of Directors”) by resolution duly adopted, authorized the issuance of 1,150,000 shares of 7.25% Mandatory Convertible Preferred Stock (the “7.25% Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on November 8, 2007 filed with the Secretary of State of the State of Delaware a Certificate of Designations (as amended November 9, 2007, the “7.25% Preferred Stock Certificate of Designations”) with respect to such 7.25% Preferred Stock.
     2. On March 10, 2008 all of the issued and outstanding shares of 7.25% Preferred Stock were converted into common stock of the Corporation in accordance with the 7.25% Preferred Stock Certificate of Designations, and therefore no shares of the 7.25% Preferred Stock are outstanding and no shares thereof will hereafter be issued subject to the 7.25% Preferred Stock Certificate of Designations.
     3. That the Board of Directors has adopted the following resolutions, and such resolutions have not been amended or modified and remain in full force and effect as of the date hereof:
NOW THEREFORE, BE IT RESOLVED, that no shares of the 7.25% Mandatory Convertible Preferred Stock shall be issued and outstanding after 5:00 p.m. New York time on March 10, 2008;
RESOLVED FURTHER, that no shares of 7.25% Mandatory Convertible Preferred Stock shall be issued pursuant to the Certificate of Designations of 7.25% Mandatory Convertible Preferred Stock, as amended, after 5:00 p.m. New York time on March 10, 2008; and
RESOLVED FURTHER, that the proper officers, or any one or more of them, or their designees are authorized to execute and file with the Secretary of State of the State of Delaware a certificate or any other applications, notices or other documents, in order to eliminate the Certificate of Designations of 7.25% Mandatory Convertible Preferred Stock of the

Corporation, as amended, from the Certificate of Incorporation of the Corporation.
     4. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the 7.25% Preferred Stock Certificate of Designations with respect to the 7.25% Preferred Stock are hereby eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed by an authorized officer this 26th day of March, 2008.

ROYAL GOLD, INC.

By: Name:	/s/ Bruce C. Kirchhoff Bruce C. Kirchhoff
Title:	Vice President and General Counsel